Exhibit 99.1

FOR IMMEDIATE RELEASE April 26, 2018	Misty Albrecht Business First Bank 225.286.7879 Misty.Albrecht@b1bank.com

BUSINESS FIRST BANCSHARES, INC. ANNOUNCES FINANCIAL RESULTS FOR Q1 2018

Baton Rouge, LA – Business First Bancshares, Inc. (NASDAQ:BFST), parent company of Business First Bank, Baton Rouge, Louisiana, today announced its unaudited results for the quarter ended March 31, 2018, including record quarterly net income of $3.1 million, or $0.29 per diluted share, which reflected increases of $1.1 million and $0.02, respectively, from the quarter ended March 31, 2017. Core net income, which excludes nonrecurring income and expenses, was $3.6 million, or $0.34 per diluted share, which reflected increases of $2.3 million and $0.17, respectively, from the quarter ended March 31, 2017.

“Our company’s first quarter was the most meaningful quarter in our history,” said Jude Melville, President and CEO. “Our team consummated the merger of MBL Bank in under three months from the date of announcement, deepening our presence along the I-20 corridor in Northern Louisiana; we continued to achieve organic growth across our footprint in both our loan and deposit portfolios; and we prepared to list our stock on the NASDAQ Global Select stock exchange, a step we were able to accomplish early in the second quarter. Our franchise is building significant momentum and we look forward to performing for our clients and our shareholders over the course of 2018 as we continue working to be our region’s most impactful business-focused community banking institution.”

On April 19, 2018, Business First’s Board of Directors declared a quarterly dividend based upon financial performance for the quarter in the amount of $0.08 per share to the common shareholders of record as of May 15, 2018. The dividend will be paid on May 31, 2018, or as soon thereafter as practicable. The dividend reflects a $0.02 increase over the dividend paid for the prior quarter.

Quarterly Highlights

●	Acquisition of Minden Bancorp, Inc. Acquisition was completed on January 1, 2018, and included total assets of $315.4 million, net loans of $193.3 million, and total deposits of $264.0 million.

●

Loan Portfolio Growth. Total loans were $1.2 billion, a $216.1 million increase from December 31, 2017. [Organic loan growth was $22.6 million, a 9.3% increase, on an annualized basis, from December 31, 2017.] Net interest income was $14.5 million, an increase of $3.9 million, or 37.3%, from the quarter ended March 31, 2017. The ratio of nonperforming loans to total loans held for investment was 1.27%, compared to 1.30% from December 31, 2017.

●

Improved Earnings. Net income was $3.1 million, an increase of $1.1 million, or 57.3%, from the quarter ended March 31, 2017. Earnings per share was $0.30, return on average assets was 0.77%, and return on average equity was 6.94%, compared to $0.29, 0.70% and 6.91%, respectively, from the quarter ended March 31, 2017. Core net income, which excludes nonrecurring income and expenses, was $3.6 million, increased $2.3 million from the quarter ended March 31, 2017, which resulted in core earnings per diluted share of $0.34, compared to $0.17 for the quarter ended March 31, 2017, a 100.0% increase. As adjusted, return on average assets was 0.88% and return on average equity was 7.96%, compared to 0.43% and 4.27%, respectively, for the quarter ended March 31, 2017.

Financial Condition

As of March 31, 2018, Business First had total assets of $1.6 billion, total loans of $1.2 billion, total deposits of $1.3 billion, and total shareholders’ equity of $180.0 million, compared to $1.3 billion, $975.5 million, $1.1 billion, and $180.0 million, respectively, as of December 31, 2017.

Nonperforming loans as a percent of total loans held for investment decreased from 1.30% as of December 31, 2017 to 1.27% as of March 31, 2018. Nonperforming assets as a percent of total assets increased from 0.98% as of December 31, 2017 to 1.04% as of March 31, 2018, primarily due a $1.0 million increase in nonperforming assets related to the closure of two branch locations in the Greater Baton Rouge area, which were recorded as other repossessed assets.

Book value per common share was $17.52 at March 31, 2018, compared to $17.58 at December 31, 2017. Tangible book value per common share was $13.90 at March 31, 2018, compared to $16.72 at December 31, 2017. The decrease in book value and tangible book value per common share during the quarter is primarily attributable to (i) a $2.7 million increase in net unrealized losses in the securities portfolio, or $0.27 per common share, during the quarter primarily due to rising interest rates, and (ii) with respect to tangible book value, the completion of the acquisition of MBI on January 1, 2018, which added $28.5 million in intangible assets, or $2.77 per common share.

Operating Highlights

For the quarter ended March 31, 2018, net income was $3.1 million, or $0.30 per basic share and $0.29 per diluted share, compared to net income of $2.0 million, or $0.29 per basic share and $0.27 per diluted share, for the quarter ended March 31, 2017. Return on average assets, on an annualized basis, increased to 0.77% for the quarter ended March 31, 2018, from 0.70% for the quarter ended March 31, 2017. Return on average equity, on an annualized basis, increased to 6.94% for the quarter ended March 31, 2018, as compared to 6.91% for the quarter ended March 31, 2017. The increase in net income for the quarter ended March 31, 2018, compared to the same time period in 2017, can primarily be attributed to the acquisition of MBI, growth of the loan portfolio, and the enactment of the Tax Cuts and Jobs Act which lowered the effective corporate tax rate.

Notable nonrecurring events impacting earnings include the sale of a participation interest in an impaired credit acquired from American Gateway in 2015, which resulted in a $1.1 million increase in interest income for the quarter ended March 31, 2017, and the incurrence of $512,000 in noninterest expenses related to the acquisition of MBI in the quarter ended March 31, 2018. Core net income, which excludes nonrecurring income and expenses, for the quarter ended March 31, 2018 was $3.6 million, or $0.34 per diluted share, compared to core net income of $1.2 million, or $0.17 per diluted share, in the quarter ended March 31, 2017. As adjusted, core return on average assets and core return on average equity, in each case on an annualized basis, were 0.88% and 7.96% for the quarter ended March 31, 2018, compared to 0.43% and 4.27% for the quarter ended March 31, 2017.

For the quarter ended March 31, 2018, net interest income totaled $14.5 million, and net interest margin and net interest spread were 3.97% and 3.75%, respectively, compared to $11.6 million, 3.87%, and 3.57% for the quarter ended December 31, 2017 and $10.6 million, 4.04%, and 3.84%, respectively, for the quarter ended March 31, 2017. The average yield on the loan portfolio was 5.32%, compared to 5.22% for the quarter ended December 31, 2017 and 5.34% for the quarter ended March 31, 2017, and the average yield on total interest-earning assets was 4.72%, compared to 4.57% for the quarter ended December 31, 2017 and 4.63% for the quarter ended March 31, 2017. These metrics were impacted during the quarter ended March 31, 2017 by the sale of a participation interest in an impaired credit acquired from American Gateway in 2015. Excluding the effect of this transaction, for the quarter ended March 31, 2017, net interest income was $9.4 million, net interest margin and net interest spread were 3.60% and 3.40%, respectively, and average yield on the loan portfolio and on total interest-earning assets were 4.80% and 4.19%, respectively. For the quarter ended March 31, 2018, overall cost of funds decreased by 3 basis points compared to the quarter ended December 31, 2017 and increased 18 basis points compared to the quarter ended March 31, 2017. Due to the continued impact of new loan growth and the runoff of higher-yielding loan balances, management anticipates continued pressure on net interest margin and net interest spread.

During the quarter ended March 31, 2018, Business First recorded a provision for loan losses of $474,000, compared to $355,000 for the quarter ended March 31, 2017. The increase in provision for the quarter ended March 31, 2018 compared to the same period in 2017 is primarily due to overall growth in the loan portfolio.

Banking Centers

As of March 31, 2018, Business First operated out of 19 offices, including 16 full-service banking centers, two loan production offices, and one wealth solutions office in markets across Louisiana and Texas.

Business First has received all the necessary regulatory approvals for converting its loan production offices in New Orleans, Louisiana and Dallas, Texas into full-service banking centers. These locations are on schedule to convert to full-service banking centers during the second quarter of 2018.

In March 2018, Business First closed a banking center in each of Zachary and Erwinville, Louisiana, which is expected to have a minimal impact on its operations and customers.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of the tables below.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary Business First Bank, operates 19 offices, including 16 banking centers, two loan production offices and one wealth solutions office in markets across Louisiana and Texas. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1bank.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or "intend." We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission, or SEC, free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of the Company. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Business First Bancshares, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Assets

Cash and Due from Banks	$37,627	$107,591	$36,210	$45,204	$49,960
Federal Funds Sold	11,730	8,820	2,971	7,090	8,685
Securities Available for Sale, at Fair Values	262,988	179,148	186,149	192,058	195,470
Mortgage Loans Held for Sale	147	201	332	167	-
Loans and Lease Receivable	1,191,450	975,284	937,776	874,506	854,018
Allowance for Loan Losses	(9,647)	(8,765)	(9,241)	(9,177)	(8,183)
Net Loans and Lease Receivable	1,181,803	966,519	928,535	865,329	845,835
Premises and Equipment, Net	10,424	8,780	8,974	9,132	9,129
Accrued Interest Receivable	4,700	4,110	3,518	3,574	3,086
Other Equity Securities	9,381	8,627	8,595	7,065	6,070
Other Real Estate Owned	1,282	227	267	1,227	1,402
Cash Value of Life Insurance	24,109	23,200	23,039	22,876	22,717
Goodwill	32,816	6,824	6,824	6,824	6,824
Core Deposit Intangible	4,366	2,003	2,072	2,141	2,210
Other Assets	6,340	5,206	6,345	6,399	6,873

Total Assets	$1,587,713	$1,321,256	$1,213,831	$1,169,086	$1,158,261

Liabilities

Deposits:
Noninterest Bearing	$297,845	$264,646	$268,520	$243,745	$246,446
Interest Bearing	1,009,893	790,887	746,574	728,271	716,816
Total Deposits	1,307,738	1,055,533	1,015,094	972,016	963,262

Securities Sold Under Agreements to Repurchase	15,434	1,939	2,926	2,533	3,076
Short Term Borrowings	862	862	862	862	862
Long Term Borrowings	2,700	2,700	2,700	3,000	3,000
Federal Home Loan Bank Borrowings	75,000	75,000	65,474	66,007	66,537
Accrued Interest Payable	1,104	890	902	821	865
Other Liabilities	4,881	4,397	5,814	5,034	4,458

Total Liabilities	1,407,719	1,141,321	1,093,772	1,050,273	1,042,060

Shareholders' Equity

Common Stock	10,272	10,232	6,933	6,933	6,933
Additional Paid-in Capital	144,441	144,172	85,136	85,066	84,996
Retained Earnings	29,666	27,175	28,380	27,115	25,478
Accumulated Other Comprehensive Loss	(4,385)	(1,644)	(390)	(301)	(1,206)

Total Shareholders' Equity	179,994	179,935	120,059	118,813	116,201

Total Liabilities and Shareholders' Equity	$1,587,713	$1,321,256	$1,213,831	$1,169,086	$1,158,261

Business First Bancshares, Inc.
Consolidated Statements of Income
(Unaudited)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Interest Income:
Interest and Fees on Loans	$15,676	$12,544	$11,433	$12,398	$11,141
Interest and Dividends on Securities	1,423	957	953	972	947
Interest on Federal Funds Sold and Due From Banks	127	171	38	30	17
Total Interest Income	17,226	13,672	12,424	13,400	12,105

Interest Expense:
Interest on Deposits	2,298	1,814	1,665	1,501	1,348
Interest on Borrowings	428	269	226	209	197
Total Interest Expense	2,726	2,083	1,891	1,710	1,545

Net Interest Income	14,500	11,589	10,533	11,690	10,560

Provision for Loan Losses	474	2,330	247	1,305	355

Net Interest Income after Provision for Loan Losses	14,026	9,259	10,286	10,385	10,205

Other Income:
Service Charges on Deposit Accounts	610	530	542	525	512
Gain (Loss) on Sales of Securities	-	-	31	-	-
Other Income	1,125	943	668	1,075	792
Total Other Income	1,735	1,473	1,241	1,600	1,304

Other Expenses:
Salaries and Employee Benefits	6,704	5,542	5,559	5,397	4,984
Occupancy and Equipment Expense	1,418	1,322	1,139	1,191	1,168
Other Expenses	3,822	2,844	2,516	2,526	2,614
Total Other Expenses	11,944	9,708	9,214	9,114	8,766

Income Before Income Taxes	3,817	1,024	2,313	2,871	2,743

Provision for Income Taxes	709	1,886	631	819	767

Net Income	$3,108	$(862)	$1,682	$2,052	$1,976

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Balance Sheet Ratios

Total Loans to Deposits	91.12%	92.42%	92.42%	89.99%	88.66%
Shareholders' Equity to Assets Ratio	11.34%	13.62%	9.89%	10.16%	10.03%
Tangible Common Equity to Tangible Assets	9.21%	13.04%	9.23%	9.47%	9.33%

Loans Receivable Held for Investment

Commercial	$290,427	$254,427	$261,478	$238,924	$227,310
Real Estate:
Construction and Land	191,220	143,535	121,377	112,199	105,142
Farmland	14,498	10,480	10,469	10,524	10,695
1-4 Family Residential	218,623	157,505	145,911	139,398	129,726
Multi-family Residential	25,884	20,717	19,750	23,039	23,795
Nonfarm Nonresidential	390,478	337,699	331,053	304,278	311,064
Total Real Estate	840,703	669,936	628,560	589,438	580,422
Consumer	60,320	50,921	47,738	46,144	46,286
Total Loans	$1,191,450	$975,284	$937,776	$874,506	$854,018

Allowance for Loan Losses

Balance, Beginning of Period	$8,765	$9,241	$9,177	$8,183	$8,162
Charge-offs - Quarterly	(23)	(2,845)	(217)	(344)	(378)
Recoveries - Quarterly	431	39	34	33	44
Provision for Loan Losses - Quarterly	474	2,330	247	1,305	355
Balance, End of Period	$9,647	$8,765	$9,241	$9,177	$8,183

Allowance for Loan Losses to Total Loans (HFI)	0.81%	0.90%	0.99%	1.05%	0.96%
Net Charge-offs (Recoveries) to Average Total Loans	-0.03%	0.29%	0.02%	0.04%	0.04%

Nonperforming Assets

Nonperforming Loans
Nonaccrual Loans	$15,030	$12,535	$13,269	$11,105	$12,493
Loans Past Due 90 Days or More	114	132	194	55	53
Total Nonperforming Loans	15,144	12,667	13,463	11,160	12,546
Other Nonperforming Assets
Other Real Estate Owned	1,282	227	267	1,227	1,402
Other Nonperforming Assets	13	-	-	-	-
Total Other Nonperforming Assets	1,295	227	267	1,227	1,402
Total Nonperforming Assets	$16,439	$12,894	$13,730	$12,387	$13,948

Nonperforming Loans to Total Loans	1.27%	1.30%	1.44%	1.28%	1.47%
Nonperforming Assets to Total Assets	1.04%	0.98%	1.13%	1.06%	1.20%

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2017	2017

Per Share Data

Basic Earnings Per Common Share	$0.30	$(0.09)	$0.24	$0.30	$0.29
Diluted Earnings Per Common Share	0.29	(0.08)	0.23	0.28	0.27
Dividends Per Common Share	0.06	0.06	0.06	0.06	0.05
Book Value Per Common Share	17.52	17.58	17.32	17.14	16.76
Tangible Book Value Per Common Share	13.90	16.72	16.03	15.85	15.46

Stock Information

Average Common Shares Outstanding	10,232,933	9,828,645	6,932,570	6,932,570	6,914,716
Average Diluted Shares Outstanding	10,578,755	10,174,467	7,315,352	7,204,472	7,186,617
End of Period Common Shares Outstanding	10,271,931	10,232,495	6,932,570	6,932,570	6,932,570

Annualized Performance Ratios

Return on Average Assets	0.77%	-0.26%	0.57%	0.70%	0.70%
Return on Average Equity	6.94%	-1.89%	5.61%	6.96%	6.91%
Net Interest Margin	3.97%	3.87%	3.82%	4.34%	4.04%
Efficiency Ratio	73.57%	74.32%	78.46%	68.58%	73.89%

Other Operating Expenses

Salaries and Employee Benefits	$6,704	$5,542	$5,559	$5,397	$4,984
Occupancy and Bank Premises	857	810	617	626	621
Depreciation and Amortization	422	338	351	378	390
Data Processing	410	392	385	381	379
FDIC Assessment Fees	393	235	202	189	177
Legal and Other Professional Fees	402	217	358	300	284
Advertising and Promotions	229	259	271	333	330
Utilities and Communications	272	248	242	258	233
Ad Valorem Shares Tax	322	309	165	165	165
Directors' Fees	159	83	76	80	161
Other Real Estate Owned Expenses and Write-downs	2	7	4	16	23
Other	1,772	1,268	984	991	1,019
Total Other Expenses	$11,944	$9,708	$9,214	$9,114	$8,766

Business First Bancshares, Inc.
Consolidated Net Interest Margin
(Unaudited)

	Quarter Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average			Average			Average
	Outstanding	Interest Earned /	Average	Outstanding	Interest Earned /	Average	Outstanding	Interest Earned /	Average
(Dollars in thousands)	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate

Assets

Interest-Earning Assets
Total Loans	$1,178,146	$15,676	5.32%	$961,627	$12,544	5.22%	$833,831	$11,141	5.34%
Securities Available for Sale	245,098	1,423	2.32%	187,565	957	2.04%	201,986	947	1.88%
Interest-Bearing Deposit in Other Banks	37,634	127	1.35%	48,223	171	1.42%	9,344	17	0.73%
Total Interest-Earning Assets	1,460,878	17,226	4.72%	1,197,415	13,672	4.57%	1,045,161	12,105	4.63%
Allowance for Loan Losses	(8,965)			(9,455)			(8,201)
Noninterest-Earning Assets	162,837			115,215			99,180
Total Assets	$1,614,750	$17,226		$1,303,175	$13,672		$1,136,140	$12,105

Liabilities and Shareholders' Equity

Interest-Bearing Liabilities
Interest-Bearing Deposits	$1,026,014	$2,298	0.90%	$761,671	$1,814	0.95%	$711,129	$1,348	0.76%
Advances from Federal Home Loan Bank ("FHLB")	75,108	373	1.99%	66,249	229	1.38%	63,601	156	0.98%
Other Borrowings	21,729	55	1.01%	6,323	40	2.53%	7,095	41	2.31%
Total Interest-Bearing Liabilities	1,122,851	2,726	0.97%	834,243	2,083	1.00%	781,825	1,545	0.79%

Noninterest-Bearing Liabilities
Noninterest-Bearing Deposits	307,424			279,511			233,382
Other Liabilities	5,377			6,516			6,533
Total Noninterest-Bearing Liabilities	312,801			286,027			239,915
Shareholders' Equity	179,098			182,905			114,400
Total Liabilities and Shareholders' Equity	$1,614,750			$1,303,175			$1,136,140

Net Interest Rate Spread			3.75%			3.57%			3.84%
Net Interest Income		$14,500			$11,589			$10,560
Net Interest Margin			3.97%			3.87%			4.04%

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2018	2017	2017	2017	2017

Tangible Common Equity
Total Shareholders' Equity	$179,994	$179,935	$120,059	$118,813	$116,201
Adjustments:
Goodwill	(32,816)	(6,824)	(6,824)	(6,824)	(6,824)
Core Deposit and Other Intangibles	(4,366)	(2,003)	(2,072)	(2,141)	(2,210)
Total Tangible Common Equity	$142,812	$171,108	$111,163	$109,848	$107,167

Tangible Assets
Total Assets	$1,587,713	$1,321,256	$1,213,831	$1,169,086	$1,158,261
Adjustments:
Goodwill	(32,816)	(6,824)	(6,824)	(6,824)	(6,824)
Core Deposit and Other Intangibles	(4,366)	(2,003)	(2,072)	(2,141)	(2,210)
Total Tangible Assets	$1,550,531	$1,312,429	$1,204,935	$1,160,121	$1,149,227

Common Shares Outstanding	10,271,931	10,232,495	6,932,570	6,932,570	6,932,570
Book Value Per Common Share	$17.52	$17.58	$17.32	$17.14	$16.76
Tangible Book Value Per Common Share	$13.90	$16.72	$16.03	$15.85	$15.46
Common Equity to Total Assets	11.3%	13.6%	9.9%	10.2%	10.0%
Tangible Common Equity to Tangible Assets	9.2%	13.0%	9.2%	9.5%	9.3%

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2018	2017	2017

Core Net Income
Net Income	$3,108	$(862)	$1,976
Adjustments:
Sale of Participation Interest in Impaired Credit (net of tax)	-	-	(756)
Acquisition-related Expenses (net of tax)	457	-	-
Core Net Income	$3,565	$(862)	$1,220

Core Earnings Per Share - Basic	$0.35	$(0.09)	$0.18
Core Earnings Per Share - Diluted	$0.34	$(0.08)	$0.17

Core Return on Average Assets	0.88%	-0.26%	0.43%
Core Return on Average Equity	7.96%	-1.89%	4.27%